UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2024 (December 29, 2023)
Date of Report (Date of Earliest Event Reported)

Harte Hanks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7120	74-1677284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Executive Drive Suite 303
Chelmsford, Massachusetts 01824
(512) 434-1100
(Address of principal executive offices and Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Securities registered pursuant to Trading Symbol(s)	Section 12(b) of the Act: Name of each exchange on which registered
Common Stock	HHS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Harte Hanks, Inc. (as “Harte Hanks” or as the “Company”) previously secured (on December 21, 2021) a three-year, $25,000,000 asset-based revolving credit facility (the “ABL Agreement”) with Texas Capital Bank ("TCB"). On December 29, 2029, Harte Hanks, Inc. and various subsidiaries serving as guarantors (collectively as the "Company") entered into an amendment to this ABL Agreement (the "Amended Credit Facility"), The Amended Credit Facility extends the maturity date and term of the ABL Agreement from December 21, 2024, through June 30, 2025, and inter alia, converts the base lending rate to a Secured Overnight Financing Rate (“SOFR”), plus a margin of 2.25% per annum. All outstanding amounts advanced under the Amended Credit Facility/ ABL Agreement are now due and payable in full on June 30, 2025.
The Amended Credit Facility does not otherwise materially change the terms of the ABL Agreement, which provides for loans up to the lesser of (a) $25,000,000, and (b) the amount available under a "borrowing base" calculated primarily by reference to the Company's cash and cash equivalents and accounts receivables. The ABL Agreement allows the Company to use up to $3,000,000 of its borrowing capacity to issue letters of credit.
The Company may voluntarily prepay all or any portion of the loans advanced under the Amended Credit Facility/ ABL Agreement at any time, without premium or penalty. The Amended Credit Facility/ ABL Agreement is subject to mandatory prepayments (i) from the net proceeds of asset dispositions not otherwise permitted under the ABL Agreement; (ii) if the unpaid principal balance under the Amended Credit Facility/ ABL Agreement plus the aggregate face amount of all outstanding letters of credit exceeds the borrowing base, the Company must immediately prepay the entire amount of such excess; (iii) in an amount equal to 50% of the net proceeds of issuances of capital stock (subject to customary exceptions); or (iv) in an amount equal to the net proceeds from any issuance of debt not otherwise permitted under the ABL Agreement.
The ABL Agreement continues to contain certain covenants restricting the Company's and its subsidiaries' ability to create, incur, assume, or become liable for indebtedness; make certain investments; pay dividends or repurchase the Company's stock; create, incur or assume liens; consummate mergers or acquisitions; liquidate, dissolve, suspend or cease operations; or modify accounting or tax reporting methods (other than as required by GAAP).
The ABL Agreement continues to contain certain representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events under ERISA, cross-acceleration to other debt, material judgments and a change of control. If an event of default occurs, TCB will be entitled to take various actions, including the acceleration of all amounts due under the Amended Credit Facility and all actions permitted to be taken by a secured creditor.
The foregoing description of the Amended Credit Facility is subject to and qualified in its entirety by reference to the full text of the First Amendment to the Loan Agreement and the Amended Loan Agreement, with an effective date of December 29, 2023, which are filed as Exhibit 10.1, respectively, hereto.
A copy of the Company’s press release announcing the Amended Credit Facility is attached hereto as Exhibit 99.01 and is furnished herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 regarding the Amended Credit Facility and the ABL Agreement is incorporated into this Item 2.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 29, 2023, the Board of Directors (the “Board”) of Harte Hanks appointed Elizabeth Ross as a member of the Board, effective as of January 2, 2024. As the current CEO of Shift Paradigm, a leading growth and technology business partner, Ms. Ross brings decades of agency experience in B2B and B2C marketing. She is a growth-focused executive with expertise creating concepts and driving value for some of the world’s biggest brands, including Target, United Health, PepsiCo, Walmart, and Microsoft. Ms. Ross will receive an annual retainer fee of $60,000, paid monthly, to serve on the Board. Other than the addition of Ms. Ross to the Board, the Board remains as currently constituted, with no other material changes to its membership.
A copy of the Company’s press release announcing Ms. Ross’s appointment is attached hereto as Exhibit 99.02 and is furnished herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed or furnished herewith:

Exhibit Number	Exhibit Title
10.01
First Amendment to Loan Agreement, effective December 29, 2023, among Harte Hanks, Inc. the subsidiary guarantors party thereto and Texas Capital Bank, National Association and the Amended Loan Agreement as attached thereto*.

99.01	January 4, 2024 Press Release of Harte Hanks, Inc.*
99.02	January 3, 2024 Press Release of Harte Hanks, Inc.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte Hanks, Inc.

By: /s/ David A. Garrison
David A. Garrison
Interim Chief Financial Officer

Dated:    January 5, 2024